May 6, 2014
Media Contact:  Sonya Headen, Las Vegas, NV (702) 364-3411
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION
ANNOUNCES FIRST QUARTER 2014 EARNINGS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) announced consolidated earnings of $1.52 per basic share for the first quarter of 2014, a $0.23 decrease from the $1.75 per basic share earned during the first quarter of 2013.  Consolidated net income was $70.8 million for the first quarter of 2014, compared to $80.8 million for the prior-year quarter.  The current quarter includes $900,000 ($0.02 per share) in other income associated with increases in the cash surrender values of company-owned life insurance (“COLI”) policies.  The prior-year quarter included $3.8 million ($0.08 per share) in other income associated with COLI policies, which was significantly higher than normal.

According to Jeffrey W. Shaw, President and Chief Executive Officer, “Net income for the first quarter of 2014 was $70.8 million, or $1.52 per share, which is the third highest quarterly earnings in the Company’s history.  However, several factors impacted the comparison between the current quarter and 2013’s record-setting first quarter results.  At NPL, a $3.3 million decrease between the first quarters of 2013 and 2014 was attributable to extreme winter weather during 2014 in a majority of its operating areas, which prevented work from proceeding as planned, but did not result in a proportional decrease in costs in those areas.  An improved pace of work should occur in the summer and fall to help NPL rebound from these delays.”  Shaw continued by saying,

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“For the natural gas segment, net income was lower compared to the prior-year quarter primarily due to increased operating expenses, including a $5 million legal accrual, and a more normal level of income from COLI policies during the current quarter versus unusually high returns in the prior-year quarter.”  Shaw added, “Continued delays in a final decision in our California rate case impacted our current-quarter results as well.  We currently expect the California commission to reach a decision during the second quarter of this year resulting in a revenue increase.”  In conclusion Shaw stated, “Moody’s Investors Service increased our credit rating to A3 in January, which strengthens our position to access the capital markets and lower our cost of financing, providing a future benefit to our shareholders and customers alike.”

For the twelve months ended March 31, 2014, consolidated net income of $135.3 million, or $2.92 per basic share, was relatively consistent with earnings in the twelve-month period ended March 31, 2013 of $135.2 million, or $2.93 per basic share.

Natural Gas Operations Segment Results
First Quarter
Operating margin, defined as operating revenues less the cost of gas sold, increased $2 million between quarters. This increase primarily resulted from customer growth, as approximately 26,000 net new customers were added during the last twelve months.  Expected margin associated with rate relief was not realized due to a delay in resolution of the California general rate case.

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Operating expenses for the quarter rose $8.1 million, or 5%, compared to the first quarter of 2013 primarily due to a $5 million legal accrual as well as higher depreciation expense resulting from additional plant in service and amortization associated with the recovery of regulatory assets.  General cost increases were substantially offset by declines in employee-related costs, including pension expense.

Other income, which principally includes changes in the cash surrender values of COLI policies and non-utility expenses, decreased $2.5 million between quarters.  The current quarter reflects COLI policy cash surrender value increases of $900,000, while the prior-year quarter includes an unusually high $3.8 million in COLI-related income.  In addition, interest income increased between quarters due to under-collected purchased gas adjustment (“PGA”) balances in the current quarter.  Net interest deductions increased $1.5 million between quarters, primarily due to the issuance of $250 million of long-term debt in the fourth quarter of 2013.

Twelve Months to Date
Operating margin increased $19 million, or 2%, between periods including $6 million of combined rate relief.  Customer growth contributed $8 million toward the increase.  Incremental margin from customers outside the decoupling mechanisms and other miscellaneous revenues (including amounts associated with recoveries of Arizona regulatory assets) contributed the remainder of the increase.

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Operating expenses increased $30.4 million, or 5%, between periods primarily due to higher general costs, legal accruals and expenses, and employee-related costs including pension expense.  In addition, depreciation increased due to plant additions, which were partially offset by lower depreciation rates in Nevada (effective November 2012).  Amortization associated with the recovery of Arizona regulatory assets, conservation and energy efficiency programs in Nevada, and other amortization collectively increased $5.5 million.  Higher property taxes in Arizona and changes resulting from the most recent Nevada general rate case, whereby modified business and mill taxes became components of operating expenses, were also components of the increase.

Other income increased $7 million between periods.  The current period reflects a $9.5 million increase in COLI policy cash surrender values including net death benefits recognized, while the prior twelve-month period reflected a $5.2 million increase in COLI-related income.  In addition, Arizona non-recoverable pipe replacement costs were $2.7 million lower in the current twelve-month period as this pipe replacement activity was substantially completed in 2012.  Net interest deductions declined $1.6 million between the twelve-month periods primarily due to cost savings from debt refinancing, redemptions, and lower interest expense associated with deferred PGA balances payable.  The decrease was partially offset by interest costs associated with the issuance of debt in the fourth quarter of 2013.

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Southwest Gas Corporation provides natural gas service to 1,912,000 customers in Arizona, Nevada, and California.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, conditions in the housing market, the effects of regulation/deregulation, the impacts of construction activity at NPL, and the impacts of stock market volatility.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED MARCH 31,	2014	2013

Consolidated Operating Revenues	$608,396	$613,505

Net Income	$70,783	$80,773

Average Number of Common Shares Outstanding	46,440	46,251

Basic Earnings Per Share	$1.52	$1.75

Diluted Earnings Per Share	$1.51	$1.73

TWELVE MONTHS ENDED MARCH 31,	2014	2013

Consolidated Operating Revenues	$1,945,673	$1,883,638

Net Income	$135,330	$135,185

Average Number of Common Shares Outstanding	46,364	46,160

Basic Earnings Per Share	$2.92	$2.93

Diluted Earnings Per Share	$2.89	$2.90

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	MARCH 31,		MARCH 31,
	2014	2013	2014	2013

Results of Consolidated Operations
Contribution to net income - gas operations	$72,599	$79,292	$117,476	$116,545
Contribution to net income - construction services	(1,816)	1,481	17,854	18,640
Net income	$70,783	$80,773	$135,330	$135,185

Basic earnings per share	$1.52	$1.75	$2.92	$2.93
Diluted earnings per share	$1.51	$1.73	$2.89	$2.90

Average outstanding common shares	46,440	46,251	46,364	46,160
Average shares outstanding (assuming dilution)	46,871	46,650	46,812	46,600

Results of Natural Gas Operations
Gas operating revenues	$486,493	$493,600	$1,293,047	$1,284,615
Net cost of gas sold	191,377	200,608	426,770	437,463
Operating margin	295,116	292,992	866,277	847,152
Operations and maintenance expense	102,408	97,087	390,235	371,216
Depreciation and amortization	51,483	48,319	197,012	188,062
Taxes other than income taxes	11,456	11,795	45,212	42,792
Operating income	129,769	135,791	233,818	245,082
Other income (deductions)	1,612	4,063	9,810	2,795
Net interest deductions	17,227	15,678	64,104	65,658
Income before income taxes	114,154	124,176	179,524	182,219
Income tax expense	41,555	44,884	62,048	65,674
Contribution to net income - gas operations	$72,599	$79,292	$117,476	$116,545

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
MARCH 31, 2014

FINANCIAL STATISTICS
Market value to book value per share at quarter end	169%
Twelve months to date return on equity -- total company	9.7%
-- gas segment	8.9%
Common stock dividend yield at quarter end	2.7%
Customer to employee ratio at quarter end (gas segment)	882 to	1

GAS OPERATIONS SEGMENT
Authorized
Authorized	Authorized	Return on
Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,070,116	8.95%	9.50%
Southern Nevada	825,190	6.52	10.00
Northern Nevada	115,933	7.88	9.30
Southern California	143,851	6.10	9.35
Northern California	52,285	7.77	9.35
South Lake Tahoe	11,815	7.77	9.35
Paiute Pipeline Company (1)	84,717	9.47	12.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
THREE MONTHS ENDED	TWELVE MONTHS ENDED
MARCH 31,	MARCH 31,
(In dekatherms)	2014	2013	2014	2013
Residential	29,317,128	38,705,524	64,744,286	71,210,850
Small commercial	10,308,440	11,978,917	28,134,028	28,488,729
Large commercial	2,929,038	3,437,353	9,767,746	11,017,600
Industrial / Other	780,436	1,760,581	4,040,904	5,104,630
Transportation	20,998,477	28,639,864	96,150,210	105,137,867
Total system throughput	64,333,519	84,522,239	202,837,174	220,959,676

HEATING DEGREE DAY COMPARISON
Actual	816	1,205	1,529	1,890
Ten-year average	1,075	1,109	1,842	1,890

Heating degree days for prior periods have been recalculated using the current period customer mix.